Exhibit 23.3

CONSENT OF DIRECTOR NOMINEE

Medallion Resources Ltd. (the “Company”) has filed a Registration Statement on Form F-1 together with any amendments or supplements thereto, the “Registration Statement”) registering its common shares for issuance. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

May 12, 2022

By:	/s/ Alfredo Ramos Plasencia
Name:	Alfredo Ramos Plasencia